Exhibit 10.1
RETIREMENT AND TRANSITION AGREEMENT
This Retirement and Transition Agreement (the “Agreement”) is entered into between Sera Prognostics, Inc. (together with its subsidiaries, affiliates, successors and assigns, the “Company”), and Gregory C. Critchfield, M.D. (“Dr. Critchfield”) (Dr. Critchfield, together with the Company, the “Parties” and each a “Party”), and shall be effective as of the date on which Dr. Critchfield signs below (the “Effective Date”).
WHEREAS, Dr. Critchfield has served as the Chief Executive Officer of the Company and as Chair of the Board of Directors of the Company (the “Board”) pursuant to that certain Executive Employment Agreement dated November 8, 2011 (the “Employment Agreement”);
WHEREAS, Dr. Critchfield has notified the Company on or about May 15, 2023 that he intends to retire from his employment position with the Company, effective immediately before the Company’s Annual Meeting of Shareholders on June 8, 2023 (the “Retirement Date”); and
WHEREAS, the Company and Dr. Critchfield desire that following the Retirement Date, Dr. Critchfield shall continue to serve as a member of the Board on the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and undertakings set out below, the Parties herby agree as follows:
1.Transition Period and Retirement Date.
a.Between the Effective Date and the Retirement Date, Dr. Critchfield is relieved of all day to day operations. He will assist an Interim Chief Executive Officer or other individual appointed by the Board only as requested and on a limited basis, and he will otherwise refrain from communications with Company employees unless otherwise directed by the Board.
b.Effective as of the Retirement Date, Dr. Critchfield’s employment with the Company and engagement in any role pursuant thereto shall end. From and after the Retirement Date, Dr. Critchfield shall have no authority and shall not represent himself as an employee or agent of the Company, other than as expressly provided for herein. Dr. Critchfield shall promptly execute any additional documentation the Company may request to reflect the end of his employment. The delivery of this Agreement shall satisfy any notice requirement under Section 9(c) of the Employment Agreement.
2.Payments; Benefits.
a.The Company shall pay and provide to Dr. Critchfield in accordance with its customary practices: (i) all base salary earned but not yet paid through the Retirement Date, (ii) reimbursement for any and all business expenses properly incurred prior to the Retirement Date, payable in accordance with and subject to the terms of the Company’s reimbursement policy, and (iii) any employee benefits required to be provided to Dr. Critchfield pursuant to the terms of the Company’s employee benefit plans and as required by applicable law.
b.Provided that this Agreement is signed by Dr. Critchfield as provided for herein, the Company shall provide Dr. Critchfield with the following payments and benefits:

(i)The Company shall pay Dr. Critchfield on the sixtieth (60th) day following the Retirement Date a lump-sum amount of $584,000, equal to twelve (12) months of Dr. Critchfield’s Base Salary at the rate in effect at the Retirement Date.
(ii)The Company shall pay Dr. Critchfield on or before the sixtieth (60th) day following the Retirement Date a prorated bonus for calendar year 2023 in the amount of $131,400.
(iii)Payment pursuant to Sections 2(b)(i) and (ii) shall be subject to lawful witholdings and reflected on a W-2 provided to Dr. Critchfield. Both payments shall be made by wire transfer using account information provided to the Company by Dr. Critchfield within 14 days of the Effective date.
(iv)Dr. Critchfield has been granted stock options and other stock-based equity awards (collectively, “equity awards”) pursuant to the Company’s 2011 Employee, Director and Consultant Equity Incentive Plan and the Company’s 2021 Employee, Director and Consultant Equity Incentive Plan (the “Plans”) and award agreements executed by the Company and Dr. Critchfield pursuant thereto (collectively, the “Award Agreements”). Dr. Critchfield’s equity awards shall remain subject to the terms and conditions of the Plans and Award Agreements, provided that any unvested portion of any equity awards held by Dr. Critchfield shall be immediately forfeited as of the Effective Date, and Dr. Critchfield shall have no further right to vest in such equity awards following the Effective Date; provided, however, that any stock options, to the extent vested as of the Effective Date, shall be exercisable by Dr. Critchfield for the balance of the remaining terms of the respective stock options.
(v)If Dr. Critchfield elects to continue his health insurance and dental insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the Retirement Date, then the Company shall pay Dr. Critchfield’s monthly premium under COBRA until the earliest of (A) the end of the twelve (12) month period following the Retirement Date, (B) the expiration of Dr. Critchfield’s continuation coverage under COBRA, and (C) the date when Dr. Critchfield becomes eligible to receive health insurance coverage in connection with new employment or self-employment. If the payment of any COBRA or health insurance premiums would otherwise violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Internal Revenue Code (the “Code”), the Company-paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.
(vi)Dr. Critchfield agrees and acknowledges that the payments and benefits provided for in this Section 2(b) are in lieu of and in full satisfaction of any amounts that might otherwise be payable under any contract, plan, policy or practice, past or present, of the Company.
3.Board Service; Compensation; Other. Provided that this Agreement is signed by Dr. Critchfield as provided for herein:

a.Term. Dr. Critchfield’s service as a member of the Board pursuant to this Agreement shall continue until the Annual Meeting of Shareholders in 2024, subject to the Company’s by-laws as in effect (the “Initial Board Service Term”); provided that Dr. Critchfield further agrees that, if, during the Initial Board Service Term, a majority of the other directors vote to request his resignation as a director, Dr. Critchfield shall promptly submit his resignation as a member of the Board upon being notified by the Board Chair (the “Board Notification”), with such resignation to be effective as of the date indicated in the Board Notification.
b.No Service Fee or Equity Grant. During the Initial Board Service Term, and for avoidance of doubt, notwithstanding any provision of the Company’s Non-Employee Director Compensation Policy, Dr. Critchfield shall not be eligible for an annual retainer or other cash payment or any equity compensation for service as a director such Initial Board Service Term.
c.Continued Service Term. Dr. Critchfield will be eligible for nomination, at the discretion of the Board, for service as a director following the Initial Board Service Term. If nominated and upon re-election, Dr. Critchfield will be eligible for standard compensation under the Company’s Non-Employee Director Compensation Policy.
4.General Mutual Release.
a.Release by Dr. Critchfield.
    In consideration of the payments and benefits to be made pursuant to Sections 2(b) , Dr. Critchfield, with the intention of binding Dr. Critchfield and Dr. Critchfield’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which Dr. Critchfield, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity (as they may have been amended through the Effective Date), including, without limitation, any and all claims: (a) arising out of or in any way connected with Dr. Critchfield’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity; (b) for severance or vacation benefits, unpaid wages, salary or incentive payments; (c) for breach of contract, breach of covenant of good faith and fair dealing, wrongful discharge, impairment of economic opportunity, defamation, promissory estoppel, fraud, negligent or intentional infliction of emotional harm, or other tort; (d) for any violation of applicable state and local labor and employment laws, including, without limitation, all laws concerning unlawful and unfair labor and employment practices, and further including, without limitation, any and all claims based on the Employee Retirement Income Security Act of 1974 (“ERISA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1991, the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Re-Employment Act, the

Rehabilitation Act of 1973, the Employment Relations and Collective Bargaining Act, the Utah Right to Work Act, the Utah Drug and Alcohol Testing Act, the Utah Minimum Wage Act, the Utah Protection of Activities in Private Vehicles Act, the Utah Employment Selection Procedures Act, and the Utah Occupational Safety and Health Act, and any and all claims arising under the civil rights laws of any federal, state or local jurisdiction, each as amended and including each of their respective implementing regulations; and (e) under any whistleblower laws or whistleblower provisions of other laws; excepting only:
(i)rights of Dr. Critchfield under this Agreement;

(ii)rights of Dr. Critchfield relating to equity awards held by Dr. Critchfield as of the Retirement Date, subject to applicable plan terms and conditions;

(iii)the right of Dr. Critchfield to receive COBRA continuation coverage in accordance with applicable law;

(iv)rights to indemnification Dr. Critchfield may have, as applicable, (A) under applicable corporate law, (B) under the by-laws, certificate of incorporation or similar governing documents of the Company, (C) under a written indemnification agreement with the Company, or (D) as an insured under any directors’ and officers’ liability insurance policy now or previously in force; subject to the terms and conditions of any such documents, agreements or policies;

(v)claims for benefits under any health, disability, retirement, deferred compensation, life insurance or other, similar employee benefit plan or arrangement of the Company, subject to the terms and conditions of such plans or arrangements; and

(vi)claims for the reimbursement of unreimbursed business expenses incurred prior to the Retirement Date, and earned but unused vacation pay through the Retirement Date, subject to the terms and conditions of applicable Company policy.
Notwithstanding the foregoing, this Section does not:
        (A)    release the Company from any obligation expressly set forth in this Agreement or from any obligation, including, without limitation, obligations under the Workers Compensation Act, which as a matter of law cannot be released;
        (B)    prohibit Dr. Critchfield from filing a charge with the Equal Employment Opportunity Commission (“EEOC”); or
        (C)    prohibit Dr. Critchfield from participating in an investigation or proceeding by the EEOC or any comparable state or local agency, or providing information or documents to the EEOC or any comparable state or local agency.
Dr. Critchfield acknowledges and agrees, however, that Dr. Critchfield’s waiver and release of claims are intended to be a complete bar to any recovery or personal benefit by or to Dr. Critchfield with respect to any Claim whatsoever arising out of Dr. Critchfield’s employment with the Company, including those raised through a charge with the EEOC, except those which, as a matter of law, cannot be released. In the event that Dr. Critchfield successfully challenges the validity of this release of claims, the Company and any Company Released Party sought to be released hereunder shall be entitled to recover from Dr. Critchfield the full amount of the payments and benefits described in Section 2(b) of this Agreement. Nothing in the Agreement, however, shall limit the right of the Company or any Company Released Party sought to be released hereunder to seek immediate dismissal of a charge on the basis that Dr. Critchfield’s signing of this Agreement constitutes a full release of any rights Dr. Critchfield might otherwise have to pursue the charge. Dr. Critchfield further acknowledges and agrees that, but for providing this waiver and release, Dr. Critchfield would not be receiving the payments and benefits being provided to Dr. Critchfield as set forth above in Sections 2(b) of this Agreement.
b.Release by the Company.

In exchange for the benefits and consideration provided to the Company by this Agreement, the Company hereby unconditionally and irrevocably discharges and releases Dr. Critchfield, his assigns, insurers, heirs, attorneys and agents, in their individual and official capacities, jointly and severally, of and from all claims, causes of action, suits, charges, debts, dues, sums of money, attorneys’ fees and costs, accounts, bills, covenants, contracts, torts, agreements, expenses, wages, compensation, promises, damages, judgments rights demands, or otherwise, that are known or unknown, in law or equity, contingent or noncontingent, that arose or may have arisen, at any time from the beginning of the world to the Effective Date.
5.No Admissions. The parties to this agreement acknowledge and agree that this Agreement is not to be construed in any way as an admission of any liability whatsoever by any party , any such liability being expressly denied.
6.Application to all Forms of Relief. This Agreement applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, emotional distress damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.
7.Specific Waiver. Dr. Critchfield specifically acknowledges that Dr. Critchfield’s acceptance of the terms of this Agreement is, among other things, a specific waiver of Dr. Critchfield’s rights, claims and causes of action under Title VII, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or claim or cause of action under the Age Discrimination in Employment Act, or which by law Dr. Critchfield is not permitted to waive or as to those matters that are expressly outside of the scope of the release pursuant to Section 4.
8.No Complaints or Other Claims. Dr. Critchfield acknowledges and agrees that Dr. Critchfield has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.
9.Ongoing Obligations.
(a)Terms and Conditions. Dr. Critchfield acknowledges Dr. Critchfield remains bound by the terms of Section 6 (Non-Competition; Non-Solicitation), Section 7 (Maintaining Confidential Information) and Section 8 (Availability of Equitable Remedies) of the Employment Agreement, which sections are expressly incorporated herein by reference, and the terms of which remain in full force and effect following the termination of Dr. Critchfield’s employment with the Company as set forth in such sections.

(b)     Return of Company Material. Dr. Critchfield represents that he will satisfy his obligations pursuant to Section 5(c) of the Employment Agreement on or prior to the Retirement Date. Should Dr. Critchfield later discover any materials that Dr. Critchfield is obligated pursuant to such provisions to return to Company, Dr. Critchfield shall promptly do so.
(c)     Cooperation. Following the Retirement Date, Dr. Critchfield shall reasonably cooperate with the Company upon reasonable request of the Board and be reasonably available to the Company with respect to matters arising out of Dr. Critchfield’s services to the Company Affiliated Group. If such cooperation is requested and concerns any legal matters, Dr. Critchfield will have the option to be represented by legal counsel of his choice and the Company will pay reasonable fees in connection with that representation. Company shall reimburse Dr. Critchfield for his reasonable and necessary expenses incurred in connection with any such cooperation, including attorneys’ fees, upon submission of appropriate supporting documents.
(d)     Non-Disparagement. Dr. Critchfield agrees not to disparage the Company or the products or businesses of the Company, and the Company agrees that the Board shall not disparage Dr. Critchfield, provided, however, that nothing in this Section shall restrict Dr. Critchfield, the Company or any Board member from making any disclosures mandated by state or federal law, from participating in an investigation with a state or federal agency if requested by the agency to do so, or from providing information or documents to a state or federal agency if requested by the agency to do so.
(e)    No Representation. Dr. Critchfield acknowledges that, other than as set forth in this Agreement and the Employment Agreement (and the other plans, agreements and documents referenced herein or therein), (i) no promises have been made to Dr. Critchfield and (ii) in signing this Agreement Dr. Critchfield is not relying upon any statement or representation made by or on behalf of any Company Released Party and each or any of them concerning the merits of any claims or the nature, amount, extent or duration of any damages relating to any claims or the amount of any money, benefits, or compensation due to Dr. Critchfield or claimed by Dr. Critchfield, or concerning the Agreement or concerning any other thing or matter.
(f)     Injunctive Relief. In the event of a breach or threatened breach by Dr. Critchfield of this Section, Dr. Critchfield agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Dr. Critchfield acknowledging that damages would be inadequate or insufficient.
10.Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), Dr. Critchfield understands that Dr. Critchfield shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to Dr. Critchfield’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Dr. Critchfield understands that if Dr. Critchfield files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Dr. Critchfield may disclose the trade secret to Dr. Critchfield’s attorney and use the trade secret information in the court proceeding if Dr. Critchfield (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that Dr. Critchfield has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement that Dr. Critchfield has with the Company shall prohibit or restrict Dr. Critchfield from (A) making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company; or (B) responding to a valid subpoena, court order or similar legal process; provided that prior to making any such disclosure pursuant to this Section, Dr. Critchfield shall provide the Company with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.
11.Voluntariness. Dr. Critchfield agrees that Dr. Critchfield is relying solely upon Dr. Critchfield’s own judgment; that Dr. Critchfield is over eighteen years of age and is legally competent to sign this Agreement; that Dr. Critchfield is signing this Agreement of Dr. Critchfield’s own free will; that Dr. Critchfield has read and understood the Agreement before signing it; and that Dr. Critchfield is signing this Agreement in exchange for consideration that Dr. Critchfield believes is satisfactory and adequate.
12.Legal Counsel. Dr. Critchfield acknowledges that Dr. Critchfield has been informed of the right to consult with legal counsel and has been encouraged to do so.
13.Complete Agreement/Severability. This Agreement, along with the agreements and sections of agreements incorporated herein, constitutes the complete and final agreement between the Parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Agreement except as provided herein. All provisions and portions of this Agreement are severable. If any provision or portion of this Agreement or the application of any provision or portion of the Agreement shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Agreement shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.
14.Acceptance. Dr. Critchfield acknowledges that Dr. Critchfield has been given a period of two (2) days within which to consider this Agreement. Dr. Critchfield may accept this Agreement at any time within this period of time by signing the Agreement and returning it to the Company.
15.Governing Law. Except for issues or matters as to which federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Utah without giving effect to the conflicts of law principles thereof.
16.Dispute Resolution. Venue. The Company and Dr. Critchfield shall use reasonable, good faith efforts to settle any dispute through non-binding mediation before a mutually acceptable, neutral, third-party mediator. The mediation shall be held in Salt Lake City, Utah and administered by the CPR Institute for Dispute Resolution (the “CPR Institute”) under the CPR Mediation Procedure then in effect. Unless otherwise agreed, the Parties shall jointly select a single mediator from the CPR Panels of Distinguished Neutrals based on a list of mediator candidates supplied by the CPR Institute. If, within fourteen (14) days after either Party makes a written request for mediation under this Section 16, the Parties have not reached agreement on the selection of a mediator, the mediator shall be selected in accordance with the CPR Mediation Procedure currently in effect. A good faith attempt at mediation shall be a condition precedent to the commencement of litigation, but nothing in this Agreement shall be deemed a condition precedent to any court action for injunction or other interim relief pending the outcome of mediation. If the Parties are unable to resolve the dispute by mediation in a timely manner (which, in any case, shall not exceed sixty (60) days from the first notice of mediation), either Party may attempt to resolve the dispute by commencing an action (or defending or responding to such action) exclusively in the jurisdiction and venue of the courts, whether federal or state, located in Salt Lake County, Utah.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective for all purposes as of the Effective Date.

THE COMPANY:

Sera Prognostics, Inc.

By: /s/ Joshua Phillips

Name:     Joshua Phillips

Title:    Director

DR. CRITCHFIELD:

/s/ Gregory C. Critchfield, M.D.

Name: Gregory C. Critchfield, M.D.

Date:     5/15/2023